Exhibit 99.1

Transgenomic Reports Second Quarter 2015 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (August 13, 2015) - Transgenomic, Inc. (NASDAQ: TBIO) today reported financial results for the second quarter ended June 30, 2015, and provided a business update.

Second Quarter Financial Results

Net sales for the second quarter of 2015 were $7.0 million, a 4% increase over the $6.8 million in net sales for the same period in 2014. However, the increase over the same period in 2014 was approximately 11% after adjusting for the sale in the third quarter of 2014 of the Company’s Surveyor Kits product line. Sales in the Company’s Laboratory Services segment increased by $1.0 million in the second quarter of 2015 compared to the year-earlier period, a 26% increase. This reflects higher sales of patient tests, spurred by a number of new products launched in late 2013, along with increased sales of Transgenomic’s contract laboratory services. In the Genetic Assays and Platforms segment, net sales in the second quarter of 2015 decreased by $0.7 million, or 25%, as compared to the same period in 2014, as a result of lower bioconsumables and instrument sales. The decrease in bioconsumables sales was primarily due to the divestiture of the Surveyor Kits product line in the third quarter of 2014.

Gross profit in the second quarter of 2015 was $2.9 million, or 41% of net sales, compared with gross profit of $2.4 million, or 35% of net sales for the same period in 2014. Gross profits increased primarily as a result of an approximately $1.1 million increase in profits in the Laboratory Services segment in the second quarter of 2015 compared to the prior year period. This increase primarily reflects increased patient test volume along with lower manufacturing costs and higher volumes in the Company’s contract laboratory services. This increase was partially offset by lower gross profit in the Genetic Assays and Platforms segment, resulting from the Surveyor Kits product line divestiture, lower instrument sales and a $0.3 million obsolete inventory provision that was recorded during the second quarter of 2015.

Operating expenses were $5.7 million during the second quarter of 2015, compared with $6.3 million in the prior-year period. The $0.6 million decrease in operating expenses included lower personnel costs, lower operating supply costs and lower stock compensation costs.

The net loss for the second quarter of 2015 was $3.3 million, or $0.30 per share, compared with a net loss of $3.9 million, or $0.57 per share, for the second quarter of 2014. Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, was a loss of $2.0 million for the second quarter of 2015, compared to a loss of $3.2 million for the same period in 2014. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $2.3 million at June 30, 2015, compared with $1.6 million in cash and cash equivalents at December 31, 2014. As previously announced, during the first quarter of 2015 the Company completed financings that raised approximately $7.1 million in net proceeds. Additionally, in July 2015, the Company completed a private placement financing in which it raised approximately $2.7 million in net proceeds.

“Transgenomic made solid progress in the second quarter in our ongoing transformation into an advanced technology company primarily focused on commercializing the many applications of our Multiplexed ICE COLD-PCR (MX-ICP) technology,” said Paul Kinnon, President and Chief Executive Officer. “Importantly, we reported good increases in sales in our strategically important businesses, with overall net sales up four percent year over year, and up 11% after adjusting for our divested Surveyor Kit product line. In the key Laboratory Services segment, we recorded a 26% increase in sales compared to the year-earlier period, as the impact of new product introductions began to manifest. At the same time, we were successful in continuing to manage costs, with operating expenses down compared to the second quarter in 2014 despite our investments in new products. We also are very pleased to report that gross margins in the quarter strengthened compared to last year, rising to 41% compared to 35% in 2014, a level we expect to maintain and seek to further improve.”

Mr. Kinnon continued, “We are delivering on our commitments to achieve continued progress this year in commercializing MX-ICP. Since the start of the second quarter, we incorporated MX-ICP technology in our Biomarker Identification business, making it available to all pharmaceutical and biotechnology customers who are developing biomarkers for targeted therapies and precision medicine applications. At ASCO, we announced the launch of our EGFR tests for lung and colon cancer, the first in a series of CLIA mutation detection tests that leverage MX-ICP’s exceptional accuracy and sensitivity and its ability to work with multiple patient sample types. We are starting to gain traction with these first tests and additional tests are moving through the pipeline. At the end of the quarter, we launched our ICEme™ Mutation Enrichment Kits available to cancer researchers worldwide. The initial menu includes 17 clinically actionable cancer mutations, and the kits are customizable and work on all sequencing platforms. Earlier this month, we announced initiation of a pilot clinical study in collaboration with four leading biopharmaceutical oncology firms to validate the accuracy and utility of MX-ICP-based liquid biopsies to guide and monitor cancer clinical trials. The results of this study, if positive, could serve as critical confirmation of our liquid biopsy technology, and the fact that multiple global oncology leaders are participating is very encouraging.

Mr. Kinnon concluded, “We also are delighted to announce the formation of the Transgenomic Clinical-Commercial Advisory Board for our MX-ICP technology. Our distinguished founding members are leaders in oncology and genomics from academia and industry. We view their participation as another confirmation of the exceptional promise of this technology to help transform the diagnosis and treatment of cancer. As we progress into the second half of the year, we believe our efforts to date are starting to bear fruit, as we work to accelerate the momentum already underway that we believe will enable us to realize the clinical and commercial promise of MX-ICP.”

Six Month Financial Results

Net sales for the six months ended June 30, 2015 were $13.6 million, a 4% increase compared to the $13.0 million in net sales for the same period in 2014. However, the increase over the same period in 2014 was approximately 11% after adjusting for the sale of the Surveyor Kits product line. Net sales in the Laboratory Services segment increased by 29% year over year due to higher test volumes in both patient testing and contract laboratory services. In the Genetic Assays and Platforms segment, net sales for the six months ended June 30, 2015 decreased by 30% as compared to the same period in 2014, as a result of lower bioconsumables and instrument sales. The lower bioconsumables sales primarily reflect the divestiture of the Surveyor Kits product line in the third quarter of 2014.

Gross profit was $5.8 million, or 43% of net sales, for the six months ended June 30, 2015 compared with gross profit of $4.9 million, or 38% of net sales, for the same period in 2014. Gross profit increased approximately $2.2 million in the Laboratory Services segment as a result of increased patient test profitability due to increased test volume, lower manufacturing costs and higher volumes in contract laboratory services. This increase was partially offset by a decrease of $1.2 million in gross profit in the Genetic Assays and Platforms segment resulting from divestiture of the Surveyor Kits product line, lower instrument sales and a $0.3 million obsolete inventory provision that was recorded during the second quarter of 2015.

Operating expenses were $11.3 million for the six months ended June 30, 2015, compared with $12.4 million in operating expenses in the prior year period. The $1.1 million decrease in operating expenses included lower personnel costs, lower operating supply costs and lower stock compensation costs, partially offset by a higher provision for bad debts.

The net loss for the six months ended 2015 was $6.3 million, or $0.65 per share, compared with a net loss of $8.1 million, or $1.17 per share, for the six months ended June 30, 2014.

Recent Highlights

•	Transgenomic Establishes Clinical-Commercial Advisory Board to Help Optimize Use of Multiplexed ICE COLD-PCR™ in Oncology - On August 10, 2015, Transgenomic announced establishment of a Clinical-Commercial Advisory Board (CCAB) for oncology applications of its Multiplexed ICE COLD-PCR™ technology. The CCAB is headed by Dr. Scott Patterson, a recognized expert in the application of genetic biomarkers to cancer drug development. Also joining are Dr. Bruce E. Johnson, Chief Clinical Research Officer at the Dana-Farber Cancer Institute and molecular pathologist Professor Paul Waring of the University of Melbourne, who is a pioneer in the application of genomic technology to cancer diagnostics and drug development. Additional CCAB members are expected to be announced in the coming months.

•	Transgenomic Announced Pilot Clinical Study of its Multiplexed ICE COLD-PCR™ Liquid Biopsies with Leading Biopharmaceutical Firms - On August 5, 2015, Transgenomic announced the launch of a new pilot clinical study of its Multiplexed ICE COLD-PCR™ (MX-ICP) liquid biopsy technology. Four leading biopharmaceutical firms have joined the pilot program, which was initiated with an undisclosed market-leading oncology company earlier this year. The primary aim of the study is to validate the accuracy and utility of using MX-ICP-based liquid biopsies to guide and monitor cancer clinical trials. The study will include a variety of cancers and several different sequencing platforms.
•	Transgenomic Launches Most Comprehensive Genetic Test for Diagnosis of Leukodystrophy – On July 14, 2015, Transgenomic announced the launch of a new genetic test for the definitive diagnosis of the devastating genetic disorders known as leukodystrophies, which are currently very difficult to diagnose accurately. The new test could help improve patient management and help support the development of more effective therapies.
•	Transgenomic Launches Ultra-High Sensitive ICEme™ Mutation Enrichment Kits Enabling Turbocharged Cancer Research on Existing Platforms – On July 1, 2015, the company reported that its ICEme™ Mutation Enrichment Kits for cancer research were commercially available to researchers worldwide. The kits, which were launched on June 30, 2015, are based on Transgenomic’s Multiplexed ICE COLD-PCR™ (MX-ICP) technology. The customizable kits work on all platforms and the initial menu includes 17 clinically actionable mutations/exons for use as single mutation tests or in combination.
•	Transgenomic Announced Private Placement Financing – On July 1, 2015, Transgenomic announced that it had entered into a definitive purchase agreement to raise gross proceeds of approximately $3.0 million in a private placement financing.
•	Transgenomic Expands Board of Directors and Executive Team – On June 9, 2015, Transgenomic announced that Mya Thomae had been named to the Board of Directors and Harjit Kullar, PhD, was appointed Vice President of Marketing for the Biomarker Discovery and Genetic Assays and Platforms business segments. Ms. Thomae is Regulatory Head at Illumina and Dr. Kullar held marketing and sales positions at Life Technologies and Thermo Fisher.
•	Transgenomic Launches EGFR CLIA Test That Accurately Detects Key Mutations In Solid And Liquid Patient Samples Using Multiplexed ICE COLD-PCR™ - On May 29, 2015, at the 2015 ASCO Annual Meeting, Transgenomic announced the launch of its EGFR test for lung and colon cancer, the first in a series of CLIA mutation detection tests that leverage Multiplexed ICE COLD-PCR’s exceptional accuracy and sensitivity and its ability to work with multiple patient sample types. At ASCO, the Company also presented data confirming the clinical utility of its CRC RAScan™ Companion Diagnostic Test in colorectal cancer.
•	Transgenomic Adds Horizon Discovery’s Genomic Reference Standards to its Multiplexed ICE COLD-PCR™ Kits – On April 23, 2015, Transgenomic announced a revised agreement with Horizon Discovery Group to incorporate Horizon’s advanced human genomic reference standards in its Multiplexed ICE COLD-PCR™ kits on an original equipment manufacturer (OEM) basis, further assuring the high quality and exceptional performance of MX-ICP.
•	Transgenomic Launches Multiplexed ICE COLD-PCR™ in Biomarker Identification Business – On April 20, 2015, Transgenomic announced that its groundbreaking Multiplexed ICE COLD-PCR™ technology was available to pharmaceutical and biotechnology customers of the company’s Biomarker Identification business unit. MX-ICP is an ultrahigh sensitivity DNA amplification technology that allows the detection of multiple mutations in multiple genes from any sample, including tumor biopsies and biofluids.

Conference Call

Transgenomic management will host a conference call to discuss the second quarter 2015 financial results and answer questions beginning at 5:00 pm Eastern Time today. To participate in the call, dial 866-952-7532 from the U.S. and Canada or 785-424-1834 from international locations and enter conference ID: TRANS.  The call will be webcast live and can be accessed at https://www.webcaster4.com/Webcast/Page/1139/10094, which is also available on the IR section of Transgenomic’s website.

A replay will be available for two weeks beginning approximately two hours after the call’s conclusion, until 11:59 PM ET August 27, 2015. To access the replay, dial 800-839-1180 (domestic) or 402-220-0400 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCR™ and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the expected timing for the availability of additional mutations with the ICEme kits, the potential uses for the ICEme kits, the effectiveness of the ICEme kits and Multiplexed ICE COLD-PCR technology, the availability of the ICEme kits for diagnostic use and expectations regarding the ICEme kits’ and Multiplexed ICE COLD-PCR’s ability to facilitate the development of Transgenomic’s pipeline. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission, including in Transgenomic’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2015. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts

Media Contact

Barbara Lindheim

BLL Partners

212-584-2276

blindheim@bllbiopartners.com

Investor Contact

Susan Kim

Argot Partners

212-600-1902

susan@argotpartners.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NET SALES:
Laboratory Services	$4,839	$3,843	$9,710	$7,531
Genetic Assays and Platforms	2,201	2,921	3,843	5,484
	7,040	6,764	13,553	13,015
COST OF GOODS SOLD	4,168	4,371	7,707	8,128
GROSS PROFIT	2,872	2,393	5,846	4,887
OPERATING EXPENSES:
Selling, general and administrative	5,073	5,563	10,127	10,851
Research and development	576	785	1,143	1,530
	5,649	6,348	11,270	12,381
LOSS FROM OPERATIONS	(2,777)	(3,955)	(5,424)	(7,494)
OTHER INCOME (EXPENSE):
Interest expense, net	(186)	(146)	(376)	(328)
Change in fair value of warrants	(270)	200	(415)	250
Other, net	—	—	(13)	—
	(456)	54	(804)	(78)
LOSS BEFORE INCOME TAXES	(3,233)	(3,901)	(6,228)	(7,572)
INCOME TAX EXPENSE (BENEFIT)	42	(8)	88	497
NET LOSS	$(3,275)	$(3,893)	$(6,316)	$(8,069)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(331)	(305)	(662)	(535)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(3,606)	$(4,198)	$(6,978)	$(8,604)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.30)	$(0.57)	$(0.65)	$(1.17)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	12,149,632	7,353,695	10,778,857	7,353,695

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NET LOSS	$(3,275)	$(3,893)	$(6,316)	$(8,069)

INTEREST EXPENSE	186	146	376	328

INCOME TAX EXPENSE (BENEFIT)	42	(8)	88	497

DEPRECIATION AND AMORTIZATION	558	488	1,111	981

CHANGE IN FAIR VALUE OF WARRANTS	270	(200)	415	(250)

STOCK COMPENSATION EXPENSE	208	306	322	637

MODIFIED EBITDA	$(2,011)	$(3,161)	$(4,004)	$(5,876)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	June 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,309	$1,609
Accounts receivable, net	9,719	7,627
Inventories, net	2,619	3,005
Other current assets	826	1,191
Total current assets	15,473	13,432
PROPERTY AND EQUIPMENT, NET	1,320	1,482
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	7,549	7,964
Other assets	149	210
	$31,409	$30,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$13,313	$11,115
OTHER LIABILITIES:
Long term debt, less current maturities	4,850	7,375
Common stock warrant liability	560	145
Accrued preferred stock dividend	—	3,130
Other long-term liabilities	1,762	1,688
Total liabilities	20,485	23,453

STOCKHOLDERS’ EQUITY	10,924	6,553
	$31,409	$30,006